Exhibit 2

                          RETURN TO TREASURY AGREEMENT

THIS AGREEMENT is made as of the 22nd day of January, 2002

BETWEEN:

                  CIRUS TELECOM, INC., a body corporate formed pursuant to the laws of the State of Delaware and having an office for business located at 4306 Main Street, Flushing, New York 11355

                  (the "Company")

AND:

                  HANSA CAPITAL CORP, a body corporate formed pursuant to the laws of the Province of British Columbia, and significant shareholder of the Company

                  (the "Shareholder").


WHEREAS:

A. The Shareholder is the registered and beneficial owner of 10,00,000 shares of the Company's common stock.

B. The Company has negotiated the acquisition by the Company by way of merger of THC Internet Solutions, Inc.

C. As a condition to the aforementioned merger, the Shareholder has agreed to return 8,500,000 shares of the Company's common stock (the "Surrendered Shares") held by it to the treasury of the Company for the sole purpose of the Company retiring the Surrendered Shares.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and sum of $1.00 now paid by the Company to the Shareholder, the receipt and sufficiency whereof is hereby acknowledged, the parties hereto hereby agree as follows:

Surrender of Shares

1. The Shareholder hereby surrenders to the Company the Surrendered Shares by delivering to the Company herewith a share certificate or certificates representing the Shares, duly endorsed for transfer in blank, signatures medallion guaranteed. The Company hereby acknowledges receipt from the Shareholder of the certificates for the sole purpose of retiring the Surrendered Shares.

Retirement of Shares

2. The Company agrees, subject to section 3 hereof, to forthwith after the closing of that certain Agreement and Plan of Merger entered into by, inter alia, the Company and THC Internet Solutions, Inc., to retire the Surrendered Shares pursuant to ss.243 of the Delaware General Corporation Law.

Condition Precedent

3. Notwithstanding any other provision herein, in the event that the transactions contemplated by that certain Agreement and Plan of Merger entered into by, inter alia, the Company and THC Internet Solutions, Inc. do not close on or before the deadline set forth is said Agreement and Plan of Merger, this Agreement shall terminate and the Company shall forthwith return to the Shareholder the certificates representing the Surrendered Shares.



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Representations and Warranties

4. The Shareholder represents and warrants to the Company that it is the owner of the Surrendered Shares and that it has good and marketable title to the Surrendered Shares and that the Surrendered Shares are free and clear of all liens, security interests or pledges of any kind whatsoever.

General

5. Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

6. Time is expressly declared to be the essence of this Agreement.

7. The provisions contained herein constitute the entire agreement among the Company and the Shareholder respecting the subject matter hereof and supersede all previous communications, representations and agreements, whether verbal or written, among the Company and the Shareholder with respect to the subject matter hereof.

8. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

9. This Agreement is not assignable without the prior written consent of the parties hereto.

10. This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by telecopier will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.


                                           CIRUS TELECOM, INC.


                                           /s/ Amar Bahadoorsingh, President
                                           ---------------------------------


                                           HANSA CAPITAL CORP.


                                           /s/ Mahase Bahadoorsingh, President
                                           -----------------------------------